    As filed with the Securities and Exchange Commission on March 6, 2007

                                                            File No. 333-137701

                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Pre-Effective Amendment No.__
                       Post-Effective Amendment No. 1

                        (Check appropriate box or boxes)

                            PIONEER VARIABLE CONTRACTS TRUST


               (Exact Name of Registrant as Specified in Charter)

                                 (617) 742-7825
                        (Area Code and Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
 (Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

Copies to:   Christopher P. Harvey, Esq.
             Wilmer Cutler Pickering Hale and Dorr LLP
             60 State Street
             Boston, Massachusetts 02109

There have been no changes to the Registrant's definitive proxy statement/prospectus or statement of additional information filed (under or pursuant) to Rule 497 (File No. 333-137701) filed with the Securities and Exchange Commission (the "SEC") on November 8, 2006 (Accession
No.0000930709-06-000095).

The purpose of this post-effective amendment is to file the final executed version of the Agreement and Plan of Reorganization, as well as the final executed version of the legal opinion as to tax matters and consent, as exhibits to the Registrant's Registration Statement on Form N-14.

                                     PART C

                                OTHER INFORMATION
                        PIONEER VARIABLE CONTRACTS TRUST


ITEM 15. INDEMNIFICATION

No change from the information set forth in Item 25 of the Registrant's most recently filed Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-120144 and 811-21664) as filed with the Securities and Exchange Commission on December 13, 2006 (Accession No. 000930709-06-000106), which information is incorporated herein by reference.

ITEM 16. EXHIBITS

(1)(a)    Agreement and Declaration of Trust                            (1)

(1)(b)    Certificate of Trust                                          (1)

(1)(c)    Amendments to Amended Agreement and Declaration of Trust (2)(3)(4)(5)
                                                                   (6)(7)(9)(10)
                                                                   (11)(12)(13)
                                                                (14)(15)(18)(20)

(2)       Amended and Restated By-Laws                                  (22)

(3)       Not applicable

(4)(a)  Agreement and Plan of Reorganization - Pioneer Ibbotson          (23)
        Moderate Allocation Portfolio

(4)(b)  Agreement and Plan of Reorganization - Pioneer                   (23)
        International Value VCT Portfolio

(4)(c)  Agreement and Plan of Reorganization - Pioneer Oak               (23)
        Ridge Large Cap Growth VCT Portfolio

(5)       Reference is made to Exhibits (1) and (2) hereof

(6)(a)    Management Contract - Pioneer Ibbotson Moderate               (15)
          Allocation VCT Portfolio

(6)(b) Management Contract - Pioneer International Value VCT Portfolio  (20)

(6)(c) Management Contract - Pioneer Oak Ridge Large Cap                (16)
       Growth VCT Portfolio

(6)(d) Subadvisory Agreement between Pioneer Investment                 (20)
       Management, Inc. and Ibbotson Associates Advisors, LLC, with respect to Pioneer Ibbotson Moderate Allocation VCT Portfolio

(6)(e) Subadvisory Agreement between Pioneer Investment Management,     (16)
       and Oak Ridge Investments, LLC, with respect to Pioneer Oak Ridge Large Cap Growth VCT Portfolio

(6)(f) Expense Limitation Agreement                                      (21)

7) Underwriting Agreement with Pioneer Funds Distributor, Inc.           (8)

(8) Not applicable

(9) Custodian Agreement between the Registrant and Brown                 (17)
    Brothers Harriman & Co.

(10)(a) Distribution Plan relating to Class II Shares                    (18)

(10)(b) Multiple Class Plan Pursuant to Rule 18f-3                       (18)

(11) Opinion of Counsel (legality of securities being offered)           (21)

(12)(a) Opinion as to tax matters and consent - Pioneer Ibbotson         (23)
        Moderate Allocation Portfolio

(12)(b) Opinion as to tax matters and consent - Pioneer                  (23)
        International Value VCT Portfolio

(12)(c) Opinion as to tax matters and consent - Pioneer Oak              (23)
        Ridge Large Cap Growth VCT Portfolio

(13)(a) Investment Company Service Agreement between the Registrant      (20)
        and Pioneer Investment Management Shareholder Services, Inc.

(13)(b) Administration Agreement between the Registrant and              (22)
        Pioneer Investment Management, Inc.

(13)(c) Administrative and Fund Accounting Agency Agreement between      (20)
        the Registrant and Brown Brothers Harriman & Co.

(14) Consents of Independent Registered Public Accounting Firm           (21)

(15) Not applicable

(16) Power of Attorney                                                   (21)

(17)(a) Code of Ethics - Pioneer Investment Management, Inc.             (20)

(17)(b) Code of Ethics - Pioneer Funds                                   (20)

(17)(c) Code of Ethics - Pioneer Funds Distributor, Inc.                 (20)

(17)(d) Code of Ethics - Ibbotson Associates Advisors, LLC               (16)

(17)(e) Code of Ethics - Oak Ridge Investments, LLC                      (12)

(17)(f) Code of Ethics - L. Roy Papp & Associates, LLP                   (12)

(17)(g) Form of Proxy Cards                                              (21)

(1) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the Securities and Exchange Commission (the "SEC") on August 8, 1995 (Accession No.
0000930709-95-000005).

(2) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
August 18, 1997 (Accession No. 0000930709-97-000011).

(3) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 8 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
July 16, 1998 (Accession No. 0000930709-98-000013).

(4) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 11 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
June 4, 1999 (Accession No. 0000930709-99-000016).

(5) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
January 12, 2000 (Accession No. 0000930709-00-000002).

(6) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 15 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
July 6, 2000 (Accession No. 0000930709-00-000018).

(7) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 18 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
January 18, 2001 (Accession No. 0001016964-01-000006).

(8) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 20 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on April 26, 2001 (Accession No. 0001016964-01-500006).

(9) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 22 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on October 22, 2001 (Accession No. 0000930709-01-500036).

(10) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 24 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
May 1, 2002 (Accession No. 0001016964-02-000111).

(11) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 26 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
February 18, 2003 (Accession No. 0001016964-03-000044).

(12) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 28 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
November 18, 2003 (Accession No. 0001016964-03-000241).

(13) Previously filed. Incorporated by reference from the exhibit filed with Post-Effective Amendment No. 30 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
April 29, 2004 (Accession No. 0001016964-04-000122).

(14) Previously filed. Incorporated herein by reference from the exhibits filed in the Registrant's Registration Statement on Form N-14 (File No. 333-118431) as filed with the SEC on August 20, 2004 (Accession No. 0001145443-04-001270).

(15) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 35 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on February 4, 2005 (Accession No. 0001016964-05-000048).

(16) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 36 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
April 13, 2005 (Accession No. 0001016964-05-000141).

(17) Previously filed. Incorporated by reference from the exhibits filed with the Registrant's Registration Statement on Form N-14 (File Nos. 333-126665), as filed with the SEC on July 17, 2005 (Accession No. 0001145443-05-001556).

(18) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 38 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
October 20, 2005 (Accession No. 0000930709-05-000027).

(19) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 39 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
March 1, 2006 (Accession No. 0000930709-06-000015).

(20) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 40 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
April 27, 2006 (Accession No. 0000930709-06-000040).

(21) Previously filed. Incorporated by reference from the exhibits filed with the Registrant's inititial Registration Statement on Form N-14 (File No. 333-137701), as filed with the SEC on
September 29, 2006 (Accession No. 0000930709-06-000081).

(22) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 41 to the Registrant's Registration Statement on Form N-1A (File Nos. 33-84546; 811-08786), as filed with the SEC on
December 13, 2006 (Accession No. 0000930709-06-000106).

(23) Filed herewith.

ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that it shall file a final executed version of the legal opinion as to tax matters and consent as an exhibit to the subsequent post-effective amendment to its registration statement on Form N-14 filed with the SEC after the comsummation of the reorganization contemplated by this Registration Statement on Form N-14.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 6th day of March, 2007.

                              Pioneer Variable Contracts
                              on behalf of its series
                              Pioneer Ibbotson Moderate Allocation Portfolio Pioneer International Value VCT Portfolio Pioneer Oak Ridge Large Cap Growth VCT Portfolio

                                   By: /s/ John F. Cogan, Jr.
                                   ------------------------------------

                                   John F. Cogan, Jr.
                                   President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature                      Title

/s/John F. Cogan, Jr.         Chairman of the Board               )
John F. Cogan, Jr.             and President                      )
                               (Principal Executive               )
                               Officer)                           )
                                                                  )
                                                                  )
Vincent Nave*                  Chief Financial Officer            )
Vincent Nave                   and Treasurer (Principal           )
                               Financial and Accounting           )
                               Officer)                           )
                                                                  )
                                                                  )
Trustees:                                                         )
                                                                  )
David R. Bock*                                                    )
David R. Bock                                                     )
                                                                  )
                                                                  )
Mary K. Bush*                                                     )
Mary K. Bush                                                      )
                                                                  )
                                                                  )
/s/John F. Cogan, Jr.                                             )
John F. Cogan, Jr.                                                )
                                                                  )
                                                                  )
Margaret B. W. Graham*                                            )
Margaret B. W. Graham                                             )
                                                                  )
                                                                  )
Thomas J. Perna*                                                  )
Thomas J. Perna                                                   )
                                                                  )
                                                                  )
Marguerite A. Piret*                                              )
Marguerite A. Piret                                               )
                                                                  )
                                                                  )
John Winthrop*                                                    )
John Winthrop                                                     )
                                                                  )
                                                                  )
*By:     /s/ John F. Cogan, Jr.               Dated: March 6, 2007)
         John F. Cogan, Jr.
         Attorney-in-fact

                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.   Description

(4)(a)  Agreement and Plan of Reorganization - Pioneer Ibbotson
        Moderate Allocation Portfolio

(4)(b)  Agreement and Plan of Reorganization - Pioneer
        International Value VCT Portfolio

(4)(c)  Agreement and Plan of Reorganization - Pioneer Oak
        Ridge Large Cap Growth VCT Portfolio

(12)(a) Opinion as to tax matters and consent - Pioneer Ibbotson
        Moderate Allocation Portfolio

(12)(b) Opinion as to tax matters and consent - Pioneer
        International Value VCT Portfolio

(12)(c) Opinion as to tax matters and consent - Pioneer Oak
        Ridge Large Cap Growth VCT Portfolio
